Tecogen Timeline of Opportunity

Product	Opportunity	Progress to Date	Upcoming Milestones	Domestic Market Potential	International Market Potential
Stationary Engine Emissions Retrofit Kits (including Standby Generators)	Retrofitting of expensive standby generators and other stationary engines to bring them into emissions compliance so they are permitted to operate as primary power sources.	Successfully installed on standby generators from Caterpillar, Generac, and other manufacturers. Over three years of successful 15 minute interval test data collected. Multi-unit sale to customer with Generac generator fleet in Southern California announced Oct. 2015; units shipped in 4Q16.	Mid-2017 - Final air permit for Southern California expected to be issued following retrofit kit commissioning and source testing by the regulator.	Near Term: Retrofitting of existing population of ~1400 nat.gas engines in CA plus ~3300 new stationary engines expected to be installed. Long Term: ~150,000 natural gas engines sold/installed annually in North America plus retrofitting of installed fleets.	Longer term development potential as regulations evolve.
Propane Fork Truck Emissions Control	Emissions control for propane powered fork trucks that permits them to operate indoors - environments especially sensitive to air quality and human health concerns. Success will deliver a propane green brand with a superior operating profile vs. expensive battery, fuel cell or electric options.	Received grant funding from PERC (Propane Education and Research Council) in Oct. 2016 to develop Ultera for propane powered fork trucks. Development project will take 9 months and the work is being performed in conjunction with two major fork truck manufacturers.	Fall 2017: Project slated to run for 9 months, next steps will be shared at completion.	~70,000 propane fork trucks sold annually in the USA; retrofit potential for existing fork truck fleets.	Gives Tecogen a piece of $30B annual global fork truck sales.
Ultra Emissions Technologies Ltd. - Automotive Emissions Control	Joint Venture to develop the Ultera emissions control technology for the gasoline vehicle market, backed by a group of European high net worth individuals with ties to the automotive industry. Addresses urgent need for emissions control solution that does not compromise fuel economy and performs in compliance with real world drive testing.	Phase 1 (Spring 2016) and Phase 2 (Fall 2016) testing successfully completed with results verified by AVL - the world's largest independent automotive testing partner. Conversations with potential partners in the automotive space are ongoing.	Spring 2017: Test results paper accepted by SAE International (Society of Automotive Engineers) for presentation/publication at the April 2017 SAE World Congress. European Real World Driving Emissions Testing protocol phased in 2017-2020.	Only relevant if USA automotive emissions testing standards change to adapt real driving testing protocols.	26 million gasoline passenger vehicles produced annually; 5.4 - 6.8 million of which are sold annually in the EU and will be subject to the EU's new Real Drive Emissions testing protocol for on-road emissions testing and enforcement starting in 2017 and fully phased in by 2020.

Market Potential Estimates Based on data from:

1) Stationary Engines - Southern California Gas Company 2011 comments re. operating rich burn engines in SCAQMD territory; Diesel Progress North American Edition Sept. 2016 forecast of engine installations in North America.
2) Fork Trucks - Materials Handling Association estimates
3) Gasoline Automotive Market - International Council on Clean Transportation (ICCT)

Tecogen
Advanced Modular CHP Systems

Tecogen Timeline of Opportunity

Product	Opportunity	Progress to Date	Upcoming Milestones	Domestic Market Potential	International Market Potential
Tecochill Chillers	Provide affordable cooling, dehumidification, and recycled clean CO2 exhaust gas for plant nourishment to the indoor growing industry, a new and rapidly expanding market vertical. 26 states plus the District of Columbia allow some form of legal marijuana sales.	Multiple chillers sold and installed in growing facilities in Colorado (Feb. 2016), Canada (June 2016), and Massachusetts (Nov. 2016).	Attending Cannabis Business Expo (Phoenix - April 2017), New England Cannabis Convention (Boston - April 2017), Marijuana Business Conference & Expo (Washington DC - May 2017), NCIA Cannabis Business Summit & Expo (Oakland - June 2017). Awaiting additional international equipment certifications (including CE mark for EU) to expand sales abroad.	North American legal cannabis sales were $6.7B in 2016 and industry revenue growth is projected to be 25% compounded annually for the next decade according to ArcView Market Research - taking the industry to near $21B in sales by 2021.	No material legal cannabis industry outside North America to date.
Ilios Gas Heat Pump	Pure play efficiency boiler or water heater replacement - due to recycling of free waste heat from a building's systems or pulling heat from the atmosphere - the Ilios units achieve efficiencies of 2-3x a conventional heating solution - saving the customers meaningful money, especially in places where gas prices are high.	Ilios units introduced to the market in 2013 and are now installed in the USA, Ireland, Mexico, Hawaii, and the Caribbean. Announced an exclusive selling agreement with a regional gas company in 1Q16.	Opening a new South East Service Center in 2H2017 to service equipment installed in South Eastern USA, the Caribbean, and Latin America. Expect to sign additional gas companies to selling agreements by year end 2017.	According to AHR Institute ~100,000 commercial gas water heaters were sold in the USA in 2015 (most recent data available). Total addressable HVACR market is ~$15B annually.	Focus on Caribbean and Latin American where gas prices are high and electricity is expensive and/or unreliable.
TTcogen CHP Market Expansion	Joint Venture with Czech CHP manufacturer TEDOM a.s. to leverage Tecogen's sales and service network to bring TEDOM's line of unique CHP equipment to the US market. Additional product lines quadruple Tecogen's potential addressable market for CHP.	JV announced in May 2016. First unit sales announced in Aug. 2016. TEDOM Micro T35 Product Unveiling Jan. 2017.	1Q17: Start up and commissioning of first TEDOM unit sold by Tecogen in USA. 1H17: Hiring dedicated sales personnel to focus on biogas market opportunity.	US DOE estimates potential capacity for on-site industrial and commercial CHP of ~85 GW. TTcogen JV offers CHP solutions that meet 60% of total CHP market potential ~ 50 GW. Conservative 2% market share equates to $4B new sales potential.	Joint Venture initially applies only to USA for CHP products. European expansion of Tecogen product sales via TEDOM network of ~30 dealers contemplated.
Core Tecogen CHP Products (InVerde & Tecopower CM-60/CM-75)	Low gas prices, high electric rates (attractive "spark spread"), and a need for resiliency drive demand for alternative energy solutions. 2-5 yr. avg. payback period offers attractive ROI.	InVerde e+ launched in Spring 2016 with new features improving competitive advantage; strong customer uptake as demonstrated by backlog growth. First gen InVerde fleet logged over 2 million run hours by April 2016.	2Q17: Tecopower Launch - refreshes CM-60 and CM-75 with new more efficient engine, silent sound enclosure, and upgraded electrical controls.	Small scale (50-500 kW) CHP new market potential in the USA estimated at ~25GW by USA DOE.	$40B global small scale CHP market.

Tecogen

Advanced Modular CHP Systems